EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(2)(3)	12,000,000	$0.22	$2,640,000	$244.73
Total	12,000,000		$2,640,000	$244.73

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the average of the high and low prices for our common stock as reported on the OTCQB on May 23, 2022.

(2) We are registering up to 12,000,000 shares of our common stock issued or to be issued pursuant to our 2022 Stock Option Plan or pursuant to the exercise of stock options issued or to be issued under our 2022 Stock Option Plan. Our 2022 Stock Option Plan authorizes the issuance of a maximum of 12,000,000 shares of our common stock to eligible employees, directors, officers, advisors and consultants of our company or any of our subsidiaries. All of the shares issuable under the 2022 Stock Option Plan are being registered under this registration statement on Form S-8.

(3) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act